EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: John Boomer

07-10-12/10:00 am CT

Confirmation # 2403241

HELEN OF TROY, LTD.

Moderator: John Boomer

July 10, 2012

10:00 am CT

Operator:  Please stand by. We are ready to begin. Good morning and welcome, ladies and gentlemen, to the Helen of Troy first quarter conference call for fiscal 2013. At this time, I’d like to inform you that all participants are in a listen only mode.

At the request of the Company, we will open the conference up for questions and answers after the presentation. Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer, John Boomer, Senior Vice President, and Brian Grass, Vice President of Finance and Assistant CFO. I will now turn the conference over to John Boomer. Please go ahead sir.

John Boomer:  Good morning everyone and welcome to Helen of Troy’s first quarter conference call for fiscal 2013. The agenda for this morning’s conference call is as follows - we will have a brief forward looking statement review, followed by Mr. Rubin, who will discuss our first quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer, and finally, an open question and answer session for those of you with any further questions.

Forward looking statements. This conference call may contain certain forward looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words “anticipates”, “believes”, “expects” and other similar words identify forward looking statements. Forward looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward looking statements or non-GAAP information. Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures. The release can be accessed by selecting the Investor Relations tab on our homepage and then the News tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Good morning everybody and thank you for calling in. Helen of Troy Limited today reported record first quarter net sales revenue and record operating income for the quarter ending May 31, 2012.

Fiscal first quarter net sales revenue increased 10.6% to $310,211,000 from $271,467,000 in the same period of the prior year. First quarter net sales revenue in the Housewares segment increased 13.8% to $60,249,000 compared to $52,946,000 for the same period last year, demonstrating the continued strength of our OXO brands.

First quarter net sales revenue in the Personal Care segment decreased 4.2% to $117,552,000 compared to $122,718,000 for the same period last year, resulting from a difficult retail environment in the United States, Latin America and Europe, increased competitive trade promotional activities, product availability issues with certain suppliers and the impact of foreign currency fluctuations.

First quarter net sales revenue in the Healthcare/Home Environment segment increased 27.8% to $122, 410,000 compared to $95,803,00 for the same period last year, reflecting the addition of $24,291,000 of incremental sales from our recent acquisition of the PUR water filtration business on December 30, 2011.

Net income for the fiscal first quarter was $23,472,000 or 74 cents per fully diluted share compared to $24,605,000 or 78 cents per fully diluted share in the same year first quarter, a decrease in the net income of $1,133,000 or 4.6%.

During the quarter, we achieved record net sales revenue and record operating income. Similar to other global consumer products companies, we faced many challenges in light of continuing consumer uncertainty and global economic problems. We are pleased that we were able to achieve growth in net sales revenue, operating income, and EBITDA without share based compensation in a challenging retail environment.

As a company, we continue to have a very strong balance sheet and generate a significant amount of cash which can be used to further innovate our businesses and make future acquisitions. We are firmly committed to exceeding - to executing our strategic vision for Helen of Troy even as the worldwide economic environment remains challenging.

Our first quarter performance reflects record net sales revenue and operating income and we expect to achieve record net sales revenue and earnings per fully diluted share for fiscal 2013. And now, I would like to turn this conference call over to Tom Benson, our CFO.

Tom Benson:  Thank you Jerry, and good morning everyone. In the first quarter, we experienced a year-over-year net sales revenue increase of $28.7 million or 10.6%. Gross profit margin in the first quarter declined by .1 percentage point year-over-year.

First quarter selling, general and administrative expense as a percent of net sales revenue decreased by .8 percentage points compared to the same period last year. Operating income increased 1.6% year-over-year in a challenging economic environment.

Tax expense increased $1.6 million or 5.6 percentage points as a percent of pre-tax income due to the impact of the Healthcare/Home Environment segment and a mix of income tax in higher tax rate jurisdictions.

First quarter net income was $23.5 million compared to $24.6 million for the same period last year. Diluted earnings per share in the first quarter was 74 cents compared to 78 cents for the same period last year, a decrease of 5.1%. First quarter EBITDA without share based compensation, grew to $41.8 million compared to $38.3 million for the same period last year.

First quarter net sales revenue decreased 10.6% year-over-year. Net sales revenue for the first quarter of fiscal 2013 was $300.2 million compared to $271.5 million in the prior year quarter. This is an increase of $28.7 million or 10.6%.

The increase in net sales reflects incremental sales from the PUR acquisition of $24.3 million, organic growth in the Healthcare/Home Environment core business of 2.4%, organic growth in Housewares segment of 13.8%, offset by a sales decline of 4.2% in the Personal Care segment.

Foreign currency fluctuations decreased net sales by $2.7 million for the quarter which mostly impacted the Personal Care and Healthcare/Home Environment segments. Operating income for the first quarter of fiscal 2013 was $31.1 million, which is 10.4% of net sales, compared to $30.7 million, which is 11.3% of the net sales, in the prior year quarter. This is an increase of $494,000 or 1.6%.

The year-over-year increase in operating income reflects the impact of the PUR acquisition and organic growth in the Healthcare/Home Environment core business and the Housewares segment.

Operating income was unfavorably impacted by a sales decline in the Personal Care segment, an overall decline in gross profit margins due to product cost increases, and higher SG&A expense as a percentage of sales, which I will discuss in greater detail shortly.

Net income for the first quarter fiscal 2013 was $23.5 million which is 7.8% of the net sales compared to $24.6 million or 9.1% of net sales in the prior year quarter. This is a decrease of $1.1 million or 4.6%.

Diluted earnings per share in the first quarter of fiscal 2013 was 74 cents compared to 78 cents in the prior year quarter, a decrease of 4 cents or 5.1%. First quarter net income and diluted earnings per share declined primarily due to sales and operating income declines in the Personal Care segment which I will describe in more detail shortly, an overall increase in SG&A expense as a percentage of sales, and a 15.7% effective tax rate for the quarter compared to 10.1% for the same quarter last year due to shifts in the mix of taxable income as a result of the Kaz and PUR acquisitions.

EBITDA without share based compensation in the first quarter of fiscal 2013 was $41.8 million compared to $38.3 million in the prior year quarter, an increase of $3.6 million or 9.4%. The increase in EBITDA without share based compensation is reflective of organic and acquisition growth in the Healthcare/Home Environment segment and organic growth in the Housewares segment.

EBITDA without share based compensation is a non-GAAP financial measure which is presented in the table accompanying our press release along with a reconciliation to its corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

Now I’ll provide a more detailed review of our various components of financial performance.

Products in our Personal Care segment include hair dryers, straightening irons, curling irons, hairbrushes and accessories, liquid hair care and styling products, men’s fragrances, antiperspirants and deodorants, foot powder, body powder and skin care products, among others. Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholl’s, PRO Beauty Tools, Toni and Guy, Brut, Ammens, Infusium 23, Pert Plus and Sure.

Personal Care net sales in the first quarter fiscal 2013 were $117.6 million compared to $122.7 million in the first quarter of the prior year. This is a decrease of $5.2 million or 4.2%. The decrease in Personal Care net sales revenue primarily reflects a difficult US retail sales environment, reflected in the results reported by some of the major retailers, challenging macroeconomic conditions in Europe and Latin America, product availability issues due primarily to the closure of a third party supplier in the Far East, and the impact of foreign currency fluctuations on US dollar reported net sales.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage and organization.

Brands that we sell include OXO Good Grip, OXO Steel, OXO Softworks, OXO Touchables and OXO tot.

The Housewares segment net sales in the first quarter of fiscal 2013 were $60.2 million compared to $52.9 million in the first quarter of fiscal 2012. This is an increase of $7.3 million or 13.8%. First quarter sales growth was driven primarily by seasonal closeout sales, price increases, new item sales and expanded distribution in the OXO tot baby and toddler categories, shipments of OXO POP container line, and expanded international distribution.

As a result of the closeout sales activity, we believe that some level of sales have been concentrated in the first quarter of fiscal ’13 that might otherwise normally occur over the remainder of the fiscal year. As such, we believe that the year-over-year growth achieved in the first quarter will not be indicative of year-over-year growth for full fiscal year 2013.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010 and the PUR business acquired on December 30, 2011. Kaz is a world leader in providing a broad range of consumer products in two primary product categories consisting of healthcare and home environment. Kaz markets a number of well recognized brands including Vicks, Braun, Febreze, Honeywell, Kaz, Smart-Temp, SoftHeat, Duracraft, Protec, Stinger and Nosquito. PUR is one of two leading water filtration brands in the US market. PUR products include faucet mounted water filtration systems and filters, pitcher systems and filters, and refrigerator filters.

Healthcare/Home Environment net sales revenue for the first quarter was $122.4 million compared to $95.8 million in the same quarter last year, an increase of $26.6 million or 27.8%. Of this increase, $24.3 million relates to the PUR acquisition and $2.3 million reflects organic growth in the segment’s core business driven by increases in thermometer and fan shipments.

Consolidated gross profit for the first quarter of fiscal 2013 was $121.1 million, which is 40.4% of net sales, compared to $109.9 million, or 40.5% of net sales, in the prior year quarter. This is a dollar increase in gross profit of $11.2 million or a percentage increase in dollar terms of 10.2%.

Gross profit margin as a percent of sales decreased .1 percentage points. The decline in gross profit margin as percent of sales is primarily due to the combined effects of foreign currency exchange rates on sales, increased air freight cost incurred in the Personal Care segment to mitigate product availability issues primarily due to the closing of a supplier, higher closeout costs in the Housewares segment and general product cost increases across all segments. The PUR water filtration acquisition had a favorable impact on consolidated gross profit margin.

Selling, general and administrative expense for the first quarter of fiscal 2013 was $90 million which is 30% of net sales compared to $79.3% which is 29.2% of net sales in the prior year quarter. This is a dollar increase of $10.7 million and a percentage increase of 13.6% in dollar terms.

Selling, general and administrative expense as a percent of sales increased .8 percentage points. The year-over-year increase in SG&A as a percentage of sales is primarily due to higher media advertising costs, transition service fees incurred in connection with the PUR business, higher incentive compensation expense associated with the new performance bonus plan for our chief executive officer, higher depreciation as a result of the upgrade of our enterprise resource planning system, higher amortization of intangible assets as a result of the PUR acquisition and the impact of revaluation losses from foreign currency exchange rate fluctuations.

Interest expense from the first quarter was $3.3 million or 1.1% of the net sales revenue compared to $3.4 million or 1.3% of net sales revenue in the same quarter last year. Income tax expense for the first quarter of fiscal 2013 was $4.4 million compared to $2.8 million in the prior year quarter.

First quarter income tax expense was 15.7% of pre-tax earnings compared to a 10.1% effective tax rate in the same quarter last year. The fluctuation in our effective tax rate is primarily due to the impact of our Healthcare/Home Environment segment on the mix of income tax in higher tax rate jurisdictions.

I will now discuss our financial position. Our cash and cash equivalents balance was $20.9 million at May 31, 2012 compared to $16 million on May 31, 2011. Accounts receivable were $188.3 million at May 31, 2012 compared to $197.8 million at May 31, 2011. Receivables turnover improved to 61 days at May 31, 2012 from 63.8 days at May 31, 2011. Inventory on May 31, 2012 was $260 million compared to $228.2 million at May 31, 2011. Inventory turnover improved to 2.9 times at May 31, 2012 compared to 2.8 times at May 31, 2011. Shareholder’s equity increased $116.4 million to $827.5 million at May 31, 2012 and compared to $711.1 million at May 31, 2011. I will now turn it over to the operator for questions.

Operator:  Thank you. The question and answer session will begin now. If you’re using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your push button phone. Should you wish to withdraw your question, please press star 2.

Your question will be taken in the order it is received. Please stand by for your first question. Our first question comes from the line of Lee Giordano with Imperial Capital.

Lee Giordano:  Thank you. Good morning everyone. Can you talk a little more about the Personal Care segment, the performance there and break that out by category in terms of appliances versus liquids? Thanks.

Tom Benson:  This is Tom Benson. The biggest area of challenge within the Personal Care category was the liquids and lotion area. There is new competition in that area with some of the larger companies and there’s a significant increase of advertising going on. So that was more challenging than the hair care appliance portion of Personal Care.

Lee Giordano:  Great. And then, Tom, how should we think about the tax rate going forward? Is the 15.7% a good run rate to use?

Tom Benson:  I would use a rate between - somewhere between 12% and 15% depending on the quarter and the mix to income. But as we’ve indicated over the last couple of years, our - we told people our tax rate is going up due to the acquisitions and the areas we believe that we’ll be earning income in.

Lee Giordano:  Okay, and then just a couple more housekeeping. What was your long term debt or total debt on balance sheet in the quarter and for capital expenditures? Thanks.

Tom Benson:  I’m sorry, what was the second part of the question?

Lee Giordano:  Capital expenditures. CAPEX.

Tom Benson:  Oh okay. The long term debt is $175 million at the end of the quarter and the short term debt is $161 and the capital for the quarter was $3.4 million.

Lee Giordano:  Great. Thank you.

Operator:  As a reminder, if you would like to ask a question, please press star 1. Your next question comes from the line of Jason Gere from RBC Capital Markets.

Jason Gere:  Good morning guys. Hey, just a couple of questions. I guess the first one, you know, you’re reiterating the sales guidance for the year but arguably, you know, the retail environment seems like it’s tougher, FX is probably worse. So I guess, you know, what’s changed, I guess, in looking forward? Is it that OXO should be stronger even though I know that it won’t hit that 13.8[%]? You know, do you feel better about the PUR business when it becomes part of the organic calculation? So, just wondering if you could provide a little bit more clarity on why sales should kind of stay within that range despite some of the obvious headwinds.

Tom Benson:  Well, as you just saw, we did do $300 million in the first quarter and, of course, we have stronger third and fourth quarters. So our projection is to do sales of $1.3 million to $1.325 million and based on our projections, we still feel comfortable that we’re going to hit those numbers.

Jason Gere:  I mean, do you think - I mean, is OXO likely to grow 10%? I know you said there was some increased distribution this year which sounds terrific and, you know, with the tot line. So I was just wondering, you know, it seems like OXO obviously has been kind of the growth driver of the Company. So can maybe you put that into context?

I’m just trying to figure out, you know, arguably we’re going to hear from household product companies, you know, how much FX is going to weigh down and retailers are, you know, obviously tough with inventory levels right now, so you know, you guys reiterating the sales, I’m just trying to think of what is a little bit better than maybe what you thought a couple of months ago when you provided full year guidance?

Tom Benson:  Right, and on the FX side, the FX affects our Personal Care and our Healthcare/Home Environment more than it does the OXO business. And OXO had a very strong first quarter. We do not expect that type of growth for the whole year. Some of it was timing on some closeout sales. We’ve indicated mid-to high-single digit growth for OXO and we’re still comfortable with that.

Jason Gere:  Okay, so do - okay, that’s fine. And then how about on the appliance side? I know you said that liquids faced some new competition there. I was wondering, A, if you could talk a little bit about, you know, some of the competition and what you’re seeing and how much more incremental advertising you need to put out there.

And then the appliance side, you know, the fourth quarter was very challenged from a - it looked like from a comp perspective. This one, you know, it feels like maybe it was pretty steady on the appliance side. So I was just wondering if you could talk a little bit about those two aspects.

Tom Benson:  Yes, and as I mentioned earlier in our Personal Care, I mean, it was a challenging quarter for that. The greatest portion of the challenge was in the liquids and lotions. We are doing advertising support in that area. There is a lot of advertising on some new brands but it - our goal is to continue to hold our market share.

On the appliance side, we’re optimistic for the year. We have a number of new product lines and we’re also anticipating some distribution gains. So overall, the hair care appliances within Personal Care, we expect to do better than the liquids and lotions. But we’re in it for the long haul and we are meeting the advertising challenges there.

Jason Gere:  Okay, and then I guess a last question, and then I’ll hop off, you know, you guys always talked about the acquisitions, you know, coming through but, you know, with your stock down 10% today, you know, how do you feel about stock buybacks?

Arguably, you guys generate a lot of cash so, you know, what’s your perspective? I know you guys like to do acquisitions but, you know, considering where the stock is performing today, you know, did that change your view?

Jerry Rubin:  Well as you know, we always look at the stock price versus acquisitions and you’re right, it does look very appetizing. And I’m sure this will be a discussion that we’ll be having because the stock is - has dropped around 10%. I’m sure that’s one of the things that we’ll be talking about.

Over the years, we have bought stock and over other years, we have spent money on acquisitions. So it’s - we’re going to have to weigh that this year to see what’s better for the Company - acquisitions or a stock buyback.

Jason Gere:  Okay, thanks guys. I’ll jump back into the queue then.

Operator:  As a reminder, if you would like to ask a question, please press star 1. Your next question comes from the line of Jeffrey Matthews from Ram Partners.

Jeffrey Matthews:  Hi. Thank you. I recall Jerry in the last call saying he had seen a - you’d seen a shift in retail, more of a confidence among retailers. And that seems to have evaporated unless I missed something of what you said last time. Just wondered if you can basically talk about how things have changed out there in the landscape.

Jerry Rubin:  Well, on some of the major retailers that we found in Personal Care, they did lower their inventories over the last quarter. We hope that’s over with. You know, we’re not hopefully looking for any future decreases in the Personal Care segment. But, you know, we did have a tough quarter. And some of it was because of the retailers lowering, some of the major ones - retailers lowering their inventories. So hopefully that’s behind us.

Jeffrey Matthews:  All right thank you.

Jerry Rubin:  Go ahead. All right, thank you.

Operator:  As a reminder, if you would like to ask a question, please press star 1 at this time. And we’ll pause for just a moment. We’ll go next to Jeffrey Matthews from Ram Partners.

Jeffrey Matthews:  Hi. Why not? Could you talk about what’s happening on the cost side on the sourcing side? Any significant change outside of just where you’re at with your product mix?

Jerry Rubin:  Well, you know, over the past year we’ve had increases on our cost to goods. We hope that some of that’s going to be mitigated and it won’t be increasing at the rate that it was a year ago because there are certain good things happening as far as oil pricing and other commodity prices, but of course on the other hand, there is the exchange rate and then there’s the labor cost increases in China.

So there will always be cost increases. We work around them. We do our best to increase prices. On all new products, try to build it in. So I think that increased costs from Asia are just going to be a way of life for us for - and for everybody - for many, many years to come.

Jeffrey Matthews:  Assuming that continues for many years to come, is there a point at which Mexico becomes very viable? I know you’re doing some of your products there now, but I’ve heard from, say, Jarden, that there’s a crossover point in a couple of years where Mexico actually becomes cheaper than China.

Jerry Rubin:  You know, I can’t say if for all the products - we do make many products in Mexico as far as liquids. The Kaz division does make products in Mexico and we will be making many of the PUR products in Mexico. So the amount of business that we’re doing in Mexico has been increasing and will increase this year over what it has been in the past. So that will diminish the percentage that we buy from Asia.

Jeffrey Matthews:  Thanks very much.

Operator:  And there are no further questions. I will turn the conference back over to Gerald Rubin to conclude.

Gerald Rubin:  Thank you everybody for participating in our first quarter conference call. I appreciate that you did take the time to participate and look forward to our second quarter conference call in the future. Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so my dialing 888-203-1112 with replay passcode 2403241. This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may disconnect now.

END